Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-259131) on Form S-8 of Geospace Technologies Corporation of our reports dated November 21, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financing reporting of Geospace Technologies Corporation, appearing in this Annual Report on Form 10-K of Geospace Technologies Corporation for the year ended September 30, 2025.

/s/ RSM US LLP

Houston, Texas

   November 21, 2025